Exhibit 21.1


                           APRIA HEALTHCARE GROUP INC.
                              LIST OF SUBSIDIARIES



                           Apria Healthcare, Inc.

                           Apria Number Two, Inc.

                           ApriaCare Management Systems, Inc.

                           Apria Healthcare of New York State, Inc.







As of March 22, 2001